Exhibit 99.1

Watsco Reports Second Quarter 2025 Results and Provides

Update on Innovation & Strategic Technology Initiatives

Record Gross Profit Margins & Expanded Operating Margins Amidst A2L Product Transition;

Strong Balance Sheet Fortifies the Company and Enables Continued Investments in Growth

MIAMI, FLORIDA – (GLOBENEWSWIRE), July 30, 2025 – Watsco, Inc. (NYSE: WSO) announced its operating results for the second quarter and six-month period ended June 30, 2025. The Company also provided updates related to innovation and technology, growth opportunities and overall business trends.

Watsco is the largest distributor in the highly-fragmented $74 billion North American market for HVAC products. Since entering distribution in 1989, Watsco has achieved an 18% compounded annual total-shareholder return through a combination of strong organic growth and the acquisition of more than 70 market-leading businesses. In April 2025, the Company raised its annual dividend by 11% to $12.00 per share, marking its 51st consecutive year of dividends.

The Company maintains a solid financial position with $293 million in cash, no debt and $3 billion in shareholders’ equity as of June 30, 2025, enabling investments in long-term growth, including the Company’s industry-leading technology platforms. Today, more than 70,000 contractors, installers and technicians engage with the Company’s platforms, resulting in improved growth and lower attrition. The Company is now advancing AI-driven initiatives to leverage its extensive data assets to enhance the customer experience and improve efficiencies. These investments position Watsco to capture market share as contractors increasingly adopt digital tools and incorporate data-driven solutions in their businesses.

2025 operating results reflect the ongoing regulatory transition to next-generation HVAC equipment that incorporates A2L refrigerants, which offer considerably lower global warming potential (GWP), a measurement of environmental impact. The transition encompasses HVAC equipment for residential and commercial applications and will ultimately result in the conversion of nearly $1 billion of inventory (55% of all products sold) across more than 650 locations in the U.S. To capitalize on the transition, Watsco has made substantial investments in customer training, technology enhancements and new inventory to support customers during the transition.

Second Quarter Performance

•	Revenues decreased 4% to $2.06 billion

•	Gross profit increased 4% to a record $603 million

•	Gross profit margin expanded 220 basis-points to a record 29.3%

•	SG&A expenses increased 6%

•	Operating income increased 1% to $272 million

•	Operating margin expanded 60 basis-points to 13.2%

•	Earnings per share of $4.52 versus $4.49 in the prior year

Sales trends

•	3% decline in domestic markets and a 12% decline in non-US markets

•	6% decrease in HVAC equipment (68% of sales)

•	Flat sales for other HVAC products (28% of sales)

•	3% increase in commercial refrigeration products (4% of sales)

Second quarter sales reflect double-digit pricing realization primarily attributable to the A2L product transition, offset by lower unit volumes resulting from more temperate weather conditions, lower homebuilding activity and transition-related impacts on new system installations. These impacts are expected to diminish as the market fully converts to the new products over the second half of the year. The sales mix of new A2L equipment sold domestically was approximately 25% during the first quarter and 60% during second quarter.

Second quarter gross profit margin expanded 220 basis-points to a record 29.3%. The increase in gross margin was driven by margin increases across several product categories attributable to further scaling of Watsco’s pricing technologies, as well as from the timing and extent of OEM pricing actions implemented during the quarter. Operating expenses increased on higher labor, facilities and transportation costs partially associated with the A2L product transition, as well as 10 new locations acquired in 2025.

Albert H. Nahmad, Chairman and CEO, remarked: “Our second quarter results reflect softer market conditions and the complexities associated with the industry-wide transition to new A2L products. Despite the challenging environment, I am proud that we improved gross margins and generated a measure of earnings growth, which highlights our entrepreneurial culture and the resilience of our business model. Our leaders are taking actions to boost sales, sustain margins and improve operating efficiencies to drive growth for the balance of the year.”

Six-Month Performance

•	Revenues decreased 3% to $3.59 billion

•	Gross profit increased 2% to $1.03 billion

•	Gross profit margin expanded 140 basis-points to a record 28.7%

•	SG&A expenses increased 5%

•	Operating income declined 3% to $384 million with consistent operating margins year over year

•	Earnings per share of $6.50 versus $6.69 in the prior year

Sales trends

•	2% decline in domestic markets and a 10% decline in non-U.S. markets

•	4% decrease in HVAC equipment (68% of sales)

•	2% decrease in other HVAC products (28% of sales)

•	1% decrease in commercial refrigeration products (4% of sales)

Innovation and Strategic Technology Initiatives

Watsco pioneered the HVAC/R industry’s most comprehensive digital ecosystem, which continues to reshape the industry landscape. The Company has invested more than $250 million in technology over the last five years (an annual current run rate of $60 million) and employs close to 300 technologists. Specific updates include:

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Watsco’s HVAC Pro+ Mobile Apps and E-Commerce platform have transformed the customer-experience by providing contractors a seamless digital experience in every aspect of their business from sourcing products, accessing technical help, real-time inventory, pricing, product information and more. These tools empower customers to self-serve, place orders quickly 24/7 and benefit from features like intelligent search, dynamic reordering, technical knowledge and product recommendations. The result is a frictionless buying journey, increased convenience and higher customer satisfaction, which we believe drives greater loyalty and repeat business with lower costs to serve. 2025 highlights relative to mobile apps and e-commerce include:

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The addition of over 10,000 new SKUs related to the A2L product launch, including all relevant data concerning features, dimensions, capacities, consumer literature and technical information, including bills of material, warranty information, regulatory match-ups and more.

•	The authenticated user community of our HVAC Pro+ Mobile Apps grew 17% to more than 70,000 users over the 12-month period ended June 30, 2025 versus the same period a year ago.

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E-commerce sales totaled approximately $2.5 billion for the twelve-month period ended June 30, 2025 and comprised 34% of the Company’s overall sales, with some regions exceeding 60% e-commerce penetration. Order trends and the rate of improvement in customer attrition remain consistent year over year.

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OnCallAir® is Watsco’s digital sales platform used by HVAC/R contractors to engage, present and quote solutions to homeowners. The gross merchandise value (GMV) of products sold by customers through OnCallAir® was approximately $1.6 billion for the 12-month period ended June 30, 2025. During the first half of 2025, contractors using OnCallAir® presented quotes to approximately 177,000 households, an 11% increase, and generated $886 million GMV, a 19% increase versus the same period last year.

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Watsco’s pricing optimization platform has contributed to the Company’s record gross margin performance in 2025. The platform is designed to manage and optimize the vast number of pricing records across our business. Examples include the application of sophisticated pricing rules and strategies for specific products, across various geographic markets and for a variety of customer segments. This data-driven approach also enables Watsco to react swiftly to changing market conditions and efficiently administer the multitude of vendor cost changes to sustain market pricing and underlying gross margins.

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Artificial Intelligence (AI) tools have been deployed and are gaining traction to further enhance the customer-experience, drive efficiency and extend our competitive advantage. These tools leverage Watsco’s industry leading data sets around customers, products and vendors that have been curated over the last 15 years. Highlights include:

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Watsco’s AI platform is anchored by “Ask.Watsco,” an internally-focused AI engine designed to enhance productivity, decision-making and customer service. The platform integrates a robust HVAC knowledge base and streamlines processes for over 2,100 current internal users. The platform’s rapid adoption and consistent engagement highlight its potential, providing opportunities to achieve efficiency gains and further enhance customer satisfaction at scale.

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Complementing its internal platform, Watsco has developed “AL.watsco,” a customer-facing AI model that delivers HVAC expertise directly to customers and partners. AL.watsco is trained on Watsco’s extensive pools of data, enabling it to provide accurate, real-time answers and recommendations on a vast array of HVAC products and solutions. The objectives are to deliver highly customized, data driven customer service at scale, enhance customer loyalty and engagement and attract new customers to Watsco’s ecosystem.

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Initiatives to grow sales of non-equipment and enhance gross margins were also launched in 2025. The Company estimates that nearly half of the HVAC/R products sold in its marketplace represent non-equipment products. For the 12 months ended June 30, 2025, Watsco’s purchases were approximately $1.7 billion from more than 1,500 non-equipment vendors. Watsco is leveraging its product and pricing data to optimize and streamline sourcing of these products across its supplier network. The Company has also begun to invest in advanced logistics and distribution capabilities designed to improve inventory service levels, improve attachment rates, drive operating efficiency, enhance margins and increase inventory turns.

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Innovative strategies to target the institutional channel for HVAC/R products. In recent years, large enterprise/institutional customers have emerged offering an incremental growth opportunity by further leveraging our market-leading scale, product depth, customer-facing technologies and financial strength. Watsco expects to begin offering enterprise-wide solutions to institutional customers (termed Project “WatscoOne”) in early 2026 that deliver a seamless experience across sales, marketing, pricing, product assortment and order management. These initiatives will bring to market a new level of service and expertise to institutional customers in a single platform across multiple markets and product categories.

A.J. Nahmad, Watsco’s President, added: “We have accomplished a great deal thus far with our industry-leading technologies, but we are only scratching the surface of what is possible. We challenged our leaders to develop a “dream plan” and their loud response incorporates a strong spirit of collaboration, which is the foundation of these initiatives. AI also presents new opportunities for us to leverage our 15 years of accumulated knowledge and further enhance our competitive advantage. I believe we are in the early stages of another large-scale transformation that will position the Company for even greater success.”

Buy & Build Acquisition Strategy

Watsco has partnered with more than 70 independent distributors who have chosen to join the Watsco family, contributing to the Company’s scale and, more importantly, its community of seasoned leaders. Thus far in 2025, the Company has acquired three distributors in key Sunbelt markets. Since 2019, Watsco has acquired 12 companies that today represent approximately $1.6 billion in annualized sales and 120 locations across our network. Our “buy and build” strategy builds upon their long-standing legacies through investment in new locations, new products and by leveraging Watsco’s technology platforms. The HVAC/R distribution landscape in North America, which is estimated to be $74 billion in size, remains highly fragmented with approximately 2,100 independent distributors.

Cash Flow, Financial Strength and Liquidity

The Company’s objective is to maintain a healthy balance sheet that allows for access to low-cost capital to fund strategic investments in new growth opportunities as they arise. The Company’s strong financial position has been key to its ability to deliver sustained long-term returns, enabling investments regardless of macroeconomic or industry conditions.

Operating cash flow was a use of cash totaling $185 million for the six-months ended June 30, 2025, resulting from new A2L inventory investments and peak seasonal inventory buildup. The Company’s stated goal is to generate annual operating cash flow in excess of net income consistent with its long-term track record.

In April 2025, Watsco announced an 11% increase to its annual dividend to $12.00 per share. Watsco’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its network. Future dividend increases are considered in light of investment opportunities, general economic conditions and the Company’s overall financial position.

Second Quarter Earnings Conference Call Information

Date and time: July 30, 2025 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

About Watsco

Watsco operates the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the U.S., Canada, Mexico, and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 375,000 contractors, technicians, and installers visit or call one of its 701 locations each year to get information, obtain technical support and buy products.

We focus on the replacement market, which has increased in size and importance due to the aging of installed systems, the introduction of energy efficient models and the necessity of HVAC products in homes and businesses. According to data published in March 2023 by the Energy Information Administration, there are approximately 102 million HVAC systems installed in the United States that have been in service for more than 10 years, most of which operate below current efficiency standards. Accordingly, Watsco has the opportunity to be a significant and important contributor toward climate change as it plays an important role to lower CO2e emissions. According to the Department of Energy, HVAC systems account for roughly half of U.S. household energy consumption. As such, replacing older systems at higher efficiency levels is a critical means for homeowners to reduce electricity consumption and their carbon footprint.

Based on estimates validated by independent sources, Watsco averted an estimated 24.5 million metric tons of CO2e emissions from January 1, 2020 to June 30, 2025 through the sale of replacement HVAC systems at higher-efficiency standards, an equivalent of removing 5.7 million gas powered vehicles annually off the road. More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or

“intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues	$2,062,442	$2,139,328	$3,593,528	$3,704,319
Cost of sales	1,458,954	1,559,568	2,560,417	2,693,934

Gross profit	603,488	579,760	1,033,111	1,010,385
Gross profit margin	29.3%	27.1%	28.7%	27.3%

SG&A expenses	339,001	319,029	661,582	628,577

Other income	7,382	8,072	12,528	13,532
Operating income	271,869	268,803	384,057	395,340
Operating margin	13.2%	12.6%	10.7%	10.7%

Interest income, net	2,329	4,913	7,746	7,383

Income before income taxes	274,198	273,716	391,803	402,723
Income taxes	57,430	59,065	80,495	83,810

Net income	216,768	214,651	311,308	318,913
Less: net income attributable to non-controlling interest	33,155	33,241	47,634	50,499

Net income attributable to Watsco	$183,613	$181,410	$263,674	$268,414

Diluted earnings per share:
Net income attributable to Watsco shareholders	$183,613	$181,410	$263,674	$268,414
Less: distributed and undistributed earnings allocated to restricted common stock	12,159	12,608	17,409	18,788

Earnings allocated to Watsco shareholders	$171,454	$168,802	$246,265	$249,626

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	37,899,430	37,627,637	37,876,470	37,313,593
Diluted earnings per share for Common and Class B common stock	$4.52	$4.49	$6.50	$6.69

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2025	2024
Cash and cash equivalents	$292,978	$526,271
Short-term cash investments	—	255,669
Accounts receivable, net	1,015,738	877,935
Inventories, net	1,952,842	1,385,436
Other	38,160	34,670

Total current assets	3,299,718	3,079,981
Property and equipment, net	137,257	140,535
Operating lease right-of-use assets	425,940	419,138
Goodwill, intangibles, net and other	866,598	839,869

Total assets	$4,729,513	$4,479,523

Accounts payable and accrued expenses	$955,499	$873,628
Current portion of lease liabilities	115,417	110,273

Total current liabilities	1,070,916	983,901
Operating lease liabilities, net of current portion	324,601	321,715
Deferred income taxes and other liabilities	112,177	109,669

Total liabilities	1,507,694	1,415,285

Watsco’s shareholders’ equity	2,760,442	2,656,990
Non-controlling interest	461,377	407,248

Shareholders’ equity	3,221,819	3,064,238

Total liabilities and shareholders’ equity	$4,729,513	$4,479,523

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$311,308	$318,913
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	21,687	19,893
Share-based compensation	17,612	16,517
Non-cash contribution to 401(k) plan	8,743	8,735
Provision for doubtful accounts	704	1,569
Other income from investment in unconsolidated entity	(12,528)	(13,532)
Other, net	3,297	3,862
Changes in working capital, net of effects of acquisitions
Accounts receivable, net	(131,119)	(203,962)
Inventories, net	(552,956)	(225,984)
Accounts payable and other liabilities	149,774	233,517
Other, net	(1,612)	1,913

Net cash (used in) provided by operating activities	(185,090)	161,441

Cash flows from investing activities:
Proceeds from (purchases of) short-term cash investments	255,669	(200,000)
Capital expenditures, net	(14,034)	(12,142)
Business acquisitions, net of cash acquired	(19,383)	(5,173)

Net cash provided by (used in) investing activities	222,252	(217,315)

Cash flows from financing activities:
Dividends on common stock	(230,497)	(205,568)
Distributions to non-controlling interest	(69,829)	—
Net repayments under revolving credit agreement	—	(15,400)
Net proceeds from the sale of Common stock	—	281,784
Proceeds from Dividend Reinvestment Plan	14,111	1
Other, net	11,982	12,993

Net cash (used in) provided by financing activities	(274,233)	73,810

Effect of foreign exchange rate changes on cash and cash equivalents	3,778	(3,194)

Net (decrease) increase in cash and cash equivalents	(233,293)	14,742
Cash and cash equivalents at beginning of period	526,271	210,112

Cash and cash equivalents at end of period	$292,978	$224,854